Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Kohl's Investor Relations: Wes McDonald, 262-703-1893

Media Relations: Bevin Bailis, 262-703-1464, Bevin.Bailis@Kohls.com

Kohl’s Corporation Holds Annual Shareholders Meeting

Company announces preliminary results of five initiatives up for shareholder vote

MENOMONEE FALLS, Wis., May 14, 2015 – Kohl’s Corporation (NYSE:KSS) today held its annual shareholders meeting. Following are the preliminary results for the five initiatives voted upon by shareholders:

1.

Kohl’s shareholders re-elected Peter Boneparth, Steven A. Burd, Dale E. Jones, Kevin Mansell, John E. Schlifske, Frank V. Sica, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson to the board of directors for one-year terms, with an average vote of more than 95 percent of the votes cast.

As of the annual meeting, Peter Sommerhauser retired from Kohl’s board of directors. Kevin Mansell, Kohl’s chairman, CEO and president, thanked Mr. Sommerhauser for his many years of strategic counsel and service to Kohl's. Following the retirement of Mr. Sommerhauser the size of the board of directors was reduced to nine members.

2.	A proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm received approximately 96 percent of the votes cast.

3.	A non-binding advisory vote to approve the compensation of Kohl’s executive officers received approximately 95 percent of the votes cast.

4.	A shareholder proposal seeking adoption of a policy regarding the recovery of unearned management bonuses received approximately 34 percent of the votes cast.

5.	A shareholder proposal seeking adoption of a proxy access bylaw received approximately 73 percent of the votes cast.

Noting the Kohl’s board of directors' long history of listening to the company's shareholders, Mr. Mansell stated that the board's Governance & Nominating Committee will be meeting to review these results in the near future.

Kohl’s 10-K, proxy and information about the company’s 2014 financial performance are available at www.kohlscorporation.com.

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About Kohl’s
Kohl’s (NYSE: KSS) is a leading specialty department store with 1,164 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised more than $274 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

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